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                                                                   Exhibit 10.12

                     INTERNATIONAL DISTRIBUTORSHIP AGREEMENT

        THIS INTERNATIONAL DISTRIBUTORSHIP AGREEMENT ("Agreement") is made as of the August________ , 2005 (the "Effective Date"), by and between Electronic Sensor Technology, Inc., a Nevada Corporation, with its principal office at 1077 Business Center Circle, Newbury Park, California, U.S.A. 91320 ("Company"), and Beijing R&D Technology Co., Ltd., a company organized and existing under the laws and regulations of the People's Republic of China (PRC), with its principal office at No. 1, Yuhui South Road, Building C, Room 217-218, Chaoyang District, Beijing 100029, China ("Distributor").

                                 R E C I T A L S
                                 ---------------

        WHEREAS, Company designs, produces, markets, and sells surface acoustic wave gas chromatograph detection systems and wishes to develop export sales of such products to China;

        WHEREAS, Distributor wishes to act as a distributor of Company's Product, as defined below in Section 1.1, on an exclusive basis in the Territory as hereinafter defined; and

        WHEREAS, Company wishes to appoint Distributor as Company's stributor on an exclusive basis of its Product in the Territory as defined in Section 1.2 below.

        NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1   THE PRODUCT

            "Product" shall mean the Vapor Detector and Analyzer System produced by Company for sale, which is further described in Exhibit A attached hereto.

      1.2   TERRITORY

            "Territory" shall mean the country of the People's Republic of China.

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                                    ARTICLE 2
                                 DISTRIBUTORSHIP

      2.1   APPOINTMENT

            Subject to the terms and conditions of this Agreement, Company hereby appoints Distributor as Company's exclusive distributor to sell, distribute, market, and maintain the Product in the Territory and Distributor hereby accepts such appointment, effective as of the Effective Date.

      2.2   TERM

            Distributor's appointment as an exclusive distributor for the Product in the Territory, shall remain in effect for a period of one (1) year from the Effective Date subject to the performance by Distributor of all of Distributor's obligations under this Agreement.

      2.3   NATURE OF DISTRIBUTION

            To the extent that the Product contains or consists of English version software, Distributor's appointment only grants to Distributor a license to distribute such software, and does not transfer any right, title or interest to any such software to Distributor or Distributor's customers. Company shall sell and transfer title to the Product to Distributor only to the extent that the Product consists of non-software items on the terms specified herein. Use of the terms "sell," "license," "purchase," "license fees" and "price" shall be interpreted in accordance with this Section.

      2.4   RELATIONSHIP

            The relationship hereby established between Company and Distributor shall be solely that of seller and buyer. Neither party shall have the right to hold itself out to third parties as a representative of the other party or to enter into contracts on behalf of the other party. No agency is to be created by this Agreement.

                                    ARTICLE 3
                                 SALES PROMOTION

      3.1   OBLIGATIONS OF DISTRIBUTOR

            Distributor hereby agrees to perform the following covenants during the term of this Agreement, each of which constitutes a material condition precedent to Company's obligations to perform its covenants under this Agreement.

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               (a)  Distributor shall actively and continually promote the sale of the Product within the Territory. Distributor shall order from Company a minimum of thirty (30) units of the Product under this agreement at the current listed price (Schedule B) upon execution of this agreement. The purchase order shall specify the delivery schedule but Distributor shall take delivery of the Product ordered no less than three (3) units per month starting from September, 2005. If Distributor sells more than 50 instruments during the first year under this agreement, EST will provide the Distributor with a sales incentive payment equal to 5% of the listed price paid by the Distributor for the instruments only. This 5% incentive will be calculated based on the total number of base unit of the instruments sold on the year excluding training, accessories, consumables and any other type of costs. This incentive payment shall be paid to the Distributor within 30 days after the sales data has been submitted by Distributor and properly verified by EST.

               (b) Distributor shall maintain a stock of inventory of the Product sufficient at all times to meet the demand for the Product within the Territory.

               (c) Distributor shall provide, at competitive prices, complete and prompt installation service and warranty and after-warranty maintenance and repair service for all units of the Product located in the Territory that were sold by or for Distributor. Such warranty coverage shall be at least equivalent to the warranty offered by Company to purchasers of the Product from Company from time to time.

               (d) Distributor shall maintain sufficient facilities and employ a sufficient number of trained personnel so as to effectively perform Distributor's obligations set forth in this Agreement. Distributor shall maintain a level of quality in all aspects of its operations regarding the Product at least equal to that maintained by Company in Company's operations.

               (e) Distributor shall maintain accurate records of all purchasers of the Product.

               (f) Distributor shall: (i) conduct business in a manner that reflects favorably at all times on Company and the good name, good will and reputation of Company; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to Company, the Product or the public; (iii) make no false or misleading representations with regard to Company or the Product; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to Company or the Product; (v) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications features or capabilities of the Product that are inconsistent with the literature distributed by Company; (vi) not enter into any contract or engage in any practice detrimental to the interests of Company in the Product; and (vii) sell and deliver the Product only in the Territory.

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               (g)  If any approval with respect to this Agreement, or the notification or registration thereof, shall be required at any time during the term of this Agreement with respect to giving legal effect to this Agreement in the Territory, or with respect to compliance with exchange regulations or other requirements so as to assure the right of remittance abroad of U.S. dollars pursuant to Section 4.3(a) hereof or otherwise, Distributor shall immediately take whatever steps may be necessary in this respect, and any charges incurred in connection therewith will be for the account of Distributor. Distributor shall keep Company currently informed of its efforts in this connection. Company shall be under no obligation to ship the Product to Distributor hereunder until Distributor has provided Company with satisfactory evidence that such approval, notification or registration is not required or that it has been obtained.

               (h) Distributor shall take any and all actions reasonably necessary to create a local market for the Product, including promoting the sale, distribution and marketing of the Product and providing services to customers in the Territory, which shall include maintaining qualified personnel as may be required to fulfill its responsibilities under this Agreement and implementing and assisting in promotional and merchandising campaigns.

      3.2   OBLIGATIONS OF COMPANY

               (a) In addition to Company's obligations set forth in Article 10, upon Distributor's request, Company shall provide Distributor, free of charge, with a reasonable quantity of samples of data, catalogs, brochures or other promotional materials, which may be necessary to promote the sale of the Product in the Territory.

               (b) Company shall be responsible for packaging the Product in a manner appropriate for export to ensure protection from damage caused in transport to the Territory.

      3.3   SALES INCENTIVES

            If Distributor sells more than 50 instruments during the first year under this agreement, EST will provide the Distributor with a sales incentive payment equal to 5% of the listed price actually paid by the Distributor for the instruments only. This 5% incentive will be calculated based on the total number of base unit of the instruments sold on the year excluding training, accessories, consumables and any other type of costs. This incentive payment shall be paid to the Distributor within 30 days after the sales data has been submitted by Distributor and properly verified by EST.

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                                    ARTICLE 4
                          TERMS AND CONDITIONS OF SALE

      4.1   PURCHASE ORDERS

               (a)  Except for the special terms provided in Section 3.1(c) and
Section 3.2(a), Company shall sell the Product to Distributor, and Distributor shall purchase the Product from Company pursuant to purchase orders ("Purchase Order(s)") submitted to Company in accordance with the terms and conditions of this Agreement. Purchase Orders shall be binding upon the parties unless Company otherwise notifies Distributor in writing within seven (7) days after Company's receipt of a Purchase Order. All Purchase Orders shall state the following terms, which shall be in full conformity with the terms and conditions of this
Agreement:

                        (i)   The Purchase Order number and date;

                        (ii)  The type and quantity of Product ordered;

                        (iii) The unit and total price of the Product ordered;

                        (iv)  The delivery date or dates; and

                        (v) All relevant shipping information, including the destination to which the units of Product are to be shipped.

               (b) In the event of any discrepancy between the provisions of this Agreement and any Purchase Order, the provisions of this Agreement shall prevail.

               (c) Each Purchase Order submitted pursuant to this section shall be firm and not subject to revocation or modification by Distributor after Company's receipt of that Purchase Order. Company shall have the right to accept or reject any Purchase Order in whole or in part. Company may accept a Purchase Order either by written notice to Distributor or by shipment of the Product; provided, however, that acceptance by shipment shall only be deemed to be acceptance of the parts of the Purchase Order to which that shipment relates.

               (d) An individual sales contract shall be concluded between the parties only upon any acceptance of all or part of a Purchase Order by Company pursuant to this Section. The terms and conditions of that sales contract shall be limited to the terms contained in the Purchase Order in compliance with
Section 4.1 (to the extent accepted by Company), without regard to any standard terms and conditions or "boilerplate" appearing on the face or reverse side thereof, and the terms and conditions set forth in this Agreement. Unless otherwise expressly agreed in a single writing by both parties, no other terms and conditions, including, without limitation, any preprinted or other terms and conditions set forth in the Purchase Order, shall be part of that sales contract.

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      4.2   PRICE AND LICENSE FEES

               (a) The unit prices and license fees for the Product shall be based on the published price list in effect at the time of placing the purchase order. Company may change any of those prices and license fees from time to time, by giving a thirty (30) days notice to Distributor, and such changed prices and license fees shall apply with respect to all Purchase Orders submitted to Company on or after the effective date of such price or license fee change.

               (b) Company's prices and license fees do not include any national or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees which Company may be required to pay or collect upon the delivery by Company of the Product or upon collection of the prices and license fees or otherwise. Should any such tax, levy, duty, tariff or fee be payable, Distributor agrees to pay the same in full and to indemnify Company for any claim with respect thereto. Distributor will pay any withholding taxes required by applicable law and will supply Company with evidence of such payment of withholding tax in a form acceptable to Company.

               (c) In the event Company increases or decreases the price or license fees to Distributor for Product, the increase or decrease shall apply to any order received by Company after the effective date of the increase or decrease; and any order or portion thereof to be shipped after the effective date of the increase or decrease regardless of the date the order was received; provided, however, that any order or portion thereof transmitted by Distributor prior to Company's announcement of the increase or decrease and affected thereby, may be cancelled without penalty by Distributor by written notice to Company within ten (10) days of such announcement.

      4.3   PAYMENT

               (a) All payments shall be made in United States Dollars by bank wire transfer or by irrevocable and confirmed letter of credit at sight issued by an internationally reputable bank acceptable to the Company.

               (b) Under no circumstances shall Distributor be permitted to set off or deduct from payments owed to Company hereunder any amounts which Distributor claims that Company owes to Distributor.

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      4.4   DELIVERY AND SHIPMENT

               (a) All units of the Product shall be shipped F.O.B. Company's factory using a carrier selected by Company, unless Distributor requests in writing the use of a particular carrier. Title to and risk of loss of the units of Product ordered by Distributor shall pass to Distributor upon delivery to a common carrier for shipment.

               (b) Delivery dates committed by Company require prompt receipt of all necessary shipping information from Distributor. Unless otherwise instructed in writing by Distributor, Company shall select the carrier and method of carriage for the Product and ship the Product freight collect. Company shall have no liability in connection with shipment of the Product.

               (c) Unless Distributor clearly advises Company to the contrary in writing, Company may make partial shipments on account of Distributor's orders, to be separately invoiced and paid for when due. Delay in delivery of any installment shall not relieve Distributor of its obligation to accept the remaining deliveries.

               (d) Company shall use reasonable efforts to meet Distributor's requested delivery schedules for the Product, but Company reserves the right to refuse, cancel or delay shipment to Distributor when Distributor's credit is impaired, when Distributor is delinquent in payment or fails to meet other credit or financial requirements established by Company, or when Distributor has failed to perform its obligations under this Agreement. Should total orders for the Product exceed Company's available inventory, Company shall allocate its available inventory and make deliveries on a basis Company deems equitable, in its sole discretion, and without liability to Distributor on account of the method of allocation chosen or its implementation. In any event, Company shall not be liable for any damages, direct, consequential, special or otherwise, to Distributor or to any other person for failure to deliver or for any delay or error in delivery of the Product for any reason whatsoever.

                                    ARTICLE 5
                  INSPECTION, WARRANTY, AND LIMITS ON LIABILITY

      5.1   ACCEPTANCE

            Upon receipt of units of the Product by Distributor, Distributor shall inspect them to determine their conformity to the requirements of this Agreement. If the Product fails to so conform, Distributor shall deliver notice thereof to Company within thirty (30) days of receipt, which notice shall contain an explanation of the nature and details of the nonconformity. In the absence of such timely and proper notice, Distributor shall be deemed to have accepted all units of the Product included in such shipment.

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      5.2   WARRANTY

               (a) Company warrants that the Product, as specified in Exhibit A, delivered hereunder will be free and clear of defects in materials and workmanship for a period of one hundred eighty (180) days for parts and labor, and one (1) year for parts only, from the date of delivery. During the warranty period, Company shall, at its option, upon examination and testing performed in accordance with Section 5.2(d) below, either repair or replace units of the Product that are defective.

               (b) Company warrants that the software accompanying the Product, as specified in Exhibit A, for one hundred eighty (180) days from the date of delivery will execute its programming instructions when properly installed on the computer for which it is intended, and that the media upon which the software is recorded will be free from defects in materials and workmanship. Distributor's sole remedy for defective software will be to return the diskettes to Company for replacement.

               (c) Company's warranties for the Product do not apply to expendable components of the Product, or to nonconformities which result in whole or in part from actions of any party other than Company, from improper or unauthorized use of the Product or use in a manner contrary to Company's instructions or for which it was not designed. In particular, no warranties apply to defects or damage to the Product resulting from improper or inadequate maintenance by the customer, customer-supplied software or interfacing, unauthorized modification or misuse, operation outside of the environmental specifications for the Product, duty cycle abuse, and improper site preparation or maintenance. Further, Company's warranty does not cover the replacement of consumable parts, including the Sample Trap, Saw Detector, Column, and Water Trap, as described in Exhibit A.

               (d) Except as otherwise provided in Section 6.1, if any Product fails to conform to the warranties set forth in Sections 5.2(a) and 5.2(b), during the applicable warranty period, Distributor shall, no later than thirty
(30) days after Distributor learns or should have learned of such nonconformity and no later than thirty (30) days after the end of that warranty period, notify Company of such nonconformity and all details with respect thereto, and shall promptly return the Product, transportation and insurance prepaid by Distributor, to Company's designated facility for examination and testing. Any services and/or repairs will be performed either at Company's headquarters or at a repair facility designated by Company. Upon verification of that nonconformity, Company will, at Company's option, either repair or replace the Product, and promptly return the Product to Distributor during the applicable warranty period. Company shall pay the costs of shipping the Product back to Distributor.

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               (e)  Company makes no warranty concerning the infringement by the
Product of any intellectual property rights arising under the laws of any jurisdiction.

               (f) COMPANY MAKES NO WARRANTY REGARDING CLAIMS OR DAMAGE ARISING OUT OF ANY FAILURE OF THE PRODUCT TO DETECT THE PRESENCE OF ANY HARMFUL CHEMICALS, COMPOUNDS OR CONTAMINANTS.

               (g) THE WARRANTIES SET FORTH IN THIS SECTION 5 ARE COMPANY'S SOLE AND EXCLUSIVE WARRANTIES WITH RESPECT TO THE PRODUCT OR THIS AGREEMENT. COMPANY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY PARTICULAR PURPOSE. THE REMEDY FOR BREACH OF WARRANTY PROVIDED IN THIS SECTION 5 REPRESENTS DISTRIBUTOR'S EXCLUSIVE REMEDY THEREFOR.

      5.3   LIMITATION OF LIABILITY

               (a) COMPANY'S LIABILITY TO DISTRIBUTOR WITH RESPECT TO ANY UNIT OF PRODUCT SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THAT UNIT. COMPANY'S TOTAL AGGREGATE LIABILITY TO DISTRIBUTOR ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY DISTRIBUTOR FOR ALL THE PRODUCTS PURCHASED BY DISTRIBUTOR FROM COMPANY HEREUNDER. IN NO EVENT SHALL COMPANY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS AND SERVICES, LOSS OF USE OR PROFITS, LOSS OF SAVINGS, OR ANY OTHER SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL EXEMPLARY OR PUNITIVE DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE PRODUCT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

               (b) Each limitation on liability or limited or exclusive remedy set forth in this Agreement is independent of any other limitation or remedy, and if any such limitation or remedy fails of its essential purpose or is otherwise held to be unenforceable, that shall not affect the validity of any other such limitation or remedy.

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                                    ARTICLE 6
                        PRODUCT CHANGES AND AVAILABILITY

      6.1   PRODUCT MODIFICATIONS

               (a) Company may, without notice to Distributor, make changes to the Product which relate to form, fit or function but which do not affect the Product's compliance with the specifications set forth in Exhibit A. Company may change specifications upon notice to Distributor, and such change shall apply to any units of the Product subsequently ordered by Distributor.

               (b) If Company believes that a change is required to previously delivered units of the Product to permit the compliance of the Product with the specifications set forth in Exhibit A, attached hereto, or with changed safety standards or governmental regulations, Company may provide to Distributor, at Company's cost, a field change order explaining the change and parts required for the implementation of the field change order, which Distributor shall then, at Distributor's cost, implement with respect to those units of Product.

      6.2   AVAILABILITY OF THE PRODUCT

            For a period of five (5) years from the delivery of the first unit of the Product to Distributor under this Agreement, Company shall make the parts set forth on Exhibit A, attached hereto, available for purchase by Distributor on reasonable terms and conditions for the necessary maintenance and support of the Product. If Company elects to discontinue supply of the Product parts during such five (5)-year period, Company may, in lieu of continuing the supply of those parts pursuant to this Article 6, supply to Distributor, at no cost, the vendor lists as to such discontinued parts, or the plans for their manufacture.

                                    ARTICLE 7
          TRADEMARKS, TRADE NAMES, LOGOS, DESIGNATIONS AND COPYRIGHTS

      7.1   USE DURING AGREEMENT

            During the term of this Agreement, Distributor is authorized by Company to use the trademarks, trade names, logos and designations that Company uses for the Product solely to identify the Product in connection with Distributor's advertisement, promotion, distribution and sale of the Product and shall use only Company's trademarks, trade names, logos and designations in connection therewith. Distributor's use of such trademarks, trade names, logos and designations will be in accordance with Company's policies in effect from time to time. Distributor will include on each unit of Product that it distributes, and on all containers and storage media therefor, all patent markings and trademark, copyright and other notices of proprietary rights placed by Company on the Product.

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      7.2   DISTRIBUTOR DOES NOT ACQUIRE PROPRIETARY RIGHTS

            Distributor has paid no consideration for the use of Company's trademarks, trade names, logos, designations or copyrights, and nothing contained in this Agreement will give Distributor any right, title or interest in any of them.

      7.3   NO CONTINUING RIGHTS

            Upon expiration or termination of this Agreement for any reason, Distributor shall immediately cease all display, advertising and use of all Company trademarks, trade names, logos and designations and will not thereafter use, advertise or display any trademark, trade name, logo or designation which is, or any part of which is, similar to or confusing with any trademark, trade name, logo or designation associated with any Product.

                                    ARTICLE 8
                                   TERMINATION

      8.1   EVENTS OF TERMINATION

               (a) This Agreement shall automatically terminate one (1) year from the Effective Date, unless renewed by mutual agreement within sixty (60) days prior to the expiration date of this agreement.

               (b) Upon the completion of this first year agreement, BEIJING R&D may renew this agreement under 7.1 if it has met all its obligations under the agreement or consider changing its status as a non-exclusive distributor.

               (b) Either party may, in addition to any other available remedies, terminate this Agreement, and any individual sales contracts concluded pursuant hereto, at any time by delivery of written notice to the other party stating such decision to terminate, if:

                    (i) The other party fails to perform any duty or other obligation required by this Agreement when due and, if that failure is curable, fails to cure it within thirty (30) calendar days of receipt of notice from the non-breaching party; provided, however, that if the obligation is one for payment of money, it must be cured within five (5) calendar days following receipt of notice;

                    (ii) The other party files or has filed against it a voluntary or involuntary bankruptcy proceeding, a receiver or similar official is appointed for any of the other party's property, the other party become insolvent or the other party makes an assignment for the benefit of creditors; or

                    (iii) The other party sells, assigns or otherwise transfers a substantial part of its business or assets or otherwise reorganizes, or there is any change in ownership or control of the other party.

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      8.2   DUTIES UPON TERMINATION

               (a) If a party has the right to terminate this Agreement pursuant to Section 8.1 or has demanded cure of a default pursuant to Section 8.1(b), that party may also suspend its own performance under this Agreement and any individual sales contracts concluded pursuant hereto and cause all amounts owed to it by the other party which are not yet due to become immediately due and payable.

               (b) Except as otherwise stated herein, the termination or expiration of this Agreement shall not affect any rights of the parties which accrued hereunder prior to such termination or expiration.

               (c) NEITHER COMPANY NOR DISTRIBUTOR SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 8. DISTRIBUTOR WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF THE TERRITORY OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. Neither Company nor Distributor shall be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either Company or Distributor or for any other reason whatsoever based upon or growing out of such termination or expiration. Distributor acknowledges that (i) Distributor has no expectation and has received no assurances that any investment by Distributor in the promotion of the Product shall be recovered or recouped or that Distributor shall obtain any anticipated amount of profits by virtue of this Agreement, and (ii) Distributor shall not have or acquire by virtue of this Agreement or otherwise any vested, proprietary or other right in the promotion of Company, the Product or in "goodwill" created by its efforts hereunder. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR COMPANY TO ENTER INTO THIS AGREEMENT AND THAT COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY SET FORTH HEREIN.

      8.3   EFFECT OF TERMINATION OR EXPIRATION

            Upon termination or expiration of this Agreement for cause:

               (a) Company, at its option, may reacquire any or all the units of the Product then in Distributor's inventory at prices and license fees not greater than seventy five per cent (75%) of the prices and license fees paid by Distributor for such units (or, if the units of the Product are not in unopened

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factory sealed boxes, fifty percent (50%) of such prices and license fees). Upon receipt of any units of the Product so reacquired from Distributor, Company shall issue an appropriate credit to Distributor's account.

               (b) The due dates of all outstanding invoices to Distributor for the Product automatically shall be accelerated so they become due and payable on the effective date of termination, even if longer terms had been provided previously. All orders or portions thereof remaining unshipped as of the effective date of termination shall automatically be cancelled.

                                    ARTICLE 9
                       COMPLIANCE WITH EXPORT REGULATIONS

            Distributor shall comply with all applicable provisions of the United States Export Administration Regulations with respect to all units of the Product delivered hereunder and shall provide Company with all requested documentation and data necessary or desirable for Company to be able to verify such compliance.

                                   ARTICLE 10
                          MANUALS, SUPPORT AND TRAINING

      10.1  MANUALS

             Company shall deliver one reproducible set of the applicable installation, operation and maintenance manuals for the Product prior to or with the first units of Product delivered to Distributor. These documents will be supplied in the English language. During the term of this Agreement, Company shall provide to Distributor, at no charge, all changes to such manuals within thirty (30) days after their release by Company. During the term of this Agreement, Distributor may reproduce such manuals, to the extent required to supply such manuals to Distributor's customers for the Product. Distributor shall reproduce any copyright notices appearing on such manuals delivered by Company. Individual manuals will not be included with the units of Product delivered by Company, and Company shall have no further obligations or liabilities regarding such manuals or the contents thereof except as expressly stated herein.

      10.2  SUPPORT AND TRAINING

             During the term of this Agreement, Company shall, upon Distributor's request, make technical support and training regarding the Product available to Distributor at Company's prevailing rates and at times mutually acceptable to the parties.

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                                   ARTICLE 11
                                     NOTICES

             Any and all notices required or authorized hereunder shall be in writing and shall be delivered by any reasonable means, including by personal delivery, registered or certified mail, internationally recognized courier service or telecopier (with written confirmation of transmission and receipt), to the following address of the party to which that notice is to be given:

                           To Company:      Electronic Sensor Technology, Inc.
                                            1077 Business Center Circle
                                            Newbury Park, CA 91320, USA
                                            Attn: Kenneth Zeiger
                                            Telecopier: (805) 480-1984
                                            Telephone: (805) 480-1994

                           To Distributor:  Beijing R&D Technology Co., Ltd.
                                            No. 1, Yuhui South Road, Bldg. C,
                                            Room 217-218
                                            Chaoyang District
                                            Beijing 100029, China
                                            Attn. Liu Jinzhong
                                            Telecopier: 011-8610-8463-6338
                                            Telephone: 011-8610-8462-4518

or to such other address of which a party may subsequently notify the other party. All notices shall be deemed to be received at the time they are sent in accordance with the provisions of this Article 11.

                                   ARTICLE 12
                                  FORCE MAJEURE

      12.1  FORCE MAJEURE EVENT

             Any delay or failure in the performance of any part or the whole of this Agreement by either party hereto shall be excused, subject to Article 14 hereof, if and to the extent caused by the earthquake, typhoon, or other natural disaster, war, warlike condition, revolution, blockade, embargo or governmental order, rule or restriction, and the affected part of this Agreement shall be suspended until the force majeure circumstances have ended.

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      12.2  NOTICE

             Neither delay nor failure of performance by the other party shall be excused unless the party experiencing the force majeure sends written notice of such delay or failure and the reason therefore to the other party within seven (7) days from the time the force majeure situation becomes apparent.

                                   ARTICLE 13
                                ENTIRE AGREEMENT

             This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all previous negotiations, agreements and commitments related thereto. Neither this Agreement nor any rights hereunder shall be released or modified in any manner, except by a written document signed by a duly authorized officer or representative of each of the parties.

                                   ARTICLE 14
                                   NON-WAIVER

             Any delay or failure by either party to enforce at any time any of its rights under any provision of this Agreement shall not be deemed to be a waiver of that party's right thereafter to enforce those rights or a waiver of such provision or of that party's right to resort to any remedy available to it. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.

                                   ARTICLE 15
                                ARTICLE HEADINGS

             The headings to the Articles and Sections of this Agreement are for reference only and shall not be considered in interpreting this Agreement.

                                   ARTICLE 16
                                  SEVERABILITY

             If a court or other governmental entity holds or asserts that any part of this Agreement is unenforceable or invalid, or requires the modification of any part of this Agreement, Company may, at its option, either terminate this Agreement by notice to Distributor, or continue the Agreement with the remaining part, including any such modification, given full force and effect.

                                   ARTICLE 17
                                   ASSIGNMENT

             Distributor shall not assign or delegate any of its rights or obligations arising under this Agreement, whether voluntarily or by operation of law, and any such purported assignment or delegation shall be void and without effect, unless Distributor obtains the consent of Company. Any potential assignee must agree to abide by the terms and conditions of the Agreement. "Assignment" shall be deemed to include the transfer or sale of substantially all of the assets of, or majority interest in the voting stock of, either party, or the merger of Distributor with one or more third parties, and "assignee" shall be deemed not to include subsidiaries or parents of the parties.

                                   ARTICLE 18
                                 CONFIDENTIALITY

      18.1  CONFIDENTIAL INFORMATION

             Each party shall keep strictly confidential as against any third parties all confidential information obtained from the other party in connection with this Agreement, and shall use such information only for the purposes contemplated hereunder. Confidential information shall be deemed to include, without limitation, trade secrets, manufacturing processes, design specifications, software programs, research developments, business activities and operations, inventions and engineering concepts. All such written information and any oral confidential information reduced to writing shall be clearly marked "Confidential." The confidentiality obligations set forth herein shall not apply to:

               (a)  disclosures of information required by law;

               (b) information known to one party hereto prior to the date first above-written and not obtained directly from the other party;

               (c) information required by Distributor for the purpose of marketing the Product in the Territory, which may only be used in the sale, distribution, marketing and maintenance of the Product in the Territory during the term of this Agreement and for no other purpose or for any other party's benefit; or

               (d) information which now or later becomes available to the public, provided such occurrence is not the result of an improper act or omission of either party.

      18.2  TERM

             The obligation to maintain in confidence all confidential information learned or disclosed hereunder shall survive termination of this Agreement, and each party covenants to maintain such confidentiality for a period for five (5) years after such termination. Upon termination of this Agreement, all confidential information represented in written form or any other media, including but not limited to papers, documents, designs, manuals, specifications, prototypes, schematics, computer software, or any other materials or models, shall be returned to the party which furnished same, together with any reproductions or copies thereof.

                                   ARTICLE 19
                                  GOVERNING LAW

             This Agreement and the performance of all obligations hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to any principles governing conflicts of laws or the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods.

                                   ARTICLE 20
                              ENFORCEMENT OF RIGHTS

      20.1  CUMULATIVE REMEDY

             The remedies available to each party under this Agreement, at law or in equity, shall be deemed to be cumulative, and the election by a party of one remedy shall not be deemed to bar that party from simultaneously or subsequently pursuing any other remedy.

      20.2  PREVAILING PARTY

             If a party commences any action or proceeding against the other party to enforce this Agreement or any rights related thereto, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys' fees and other costs and expenses incurred by that prevailing party in connection with such action or proceeding and in connection with enforcing any judgment, award or order thereby obtained.

      20.3  JURISDICTION

             All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of, at Company's option, the California state courts located in Ventura County, California, or the United States District Court for the Central District of California, and Distributor consents to the personal and exclusive jurisdiction and venue of those courts and waives any other venue to which Distributor may be entitled; provided, however, that Company may bring an action against Distributor in any other jurisdiction in which proper jurisdiction over Distributor may otherwise be obtained.

      20.4  LIMITATION OF ACTION

             No action for breach of this Agreement may be brought by Distributor against Company more than one (1) year after the cause of action accrues.

                                   ARTICLE 21
                                   ASSURANCES

             The parties shall each from time to time, at the request of the other, and without further consideration, execute and deliver such instruments, and take such actions, as may be reasonably necessary to effect the transactions contemplated by this Agreement.

                                   ARTICLE 22
                              ENGLISH LANGUAGE TEXT

             The definitive text of this Agreement shall be in the English language.

                                   ARTICLE 23
                                  COUNTERPARTS

             This Agreement may be executed in counterparts and shall have the same force and effect as if all parties had executed one document.

           SIGNATURE PAGE FOR INTERNATIONAL DISTRIBUTORSHIP AGREEMENT

             IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

                           "Company"          ELECTRONIC SENSOR TECHNOLOGY, INC.


                                              By:
                                                     ---------------------------
                                              Name:  Matthew S. Collier
                                              Its:   President and CEO
                                              Date:

                           "Distributor"      Beijing R&D Technology Co., Ltd.


                                              By:
                                                     ---------------------------
                                              Name:
                                              Its:
                                              Date:

                                    EXHIBIT A
                             PRODUCT DESCRIPTION AND

                                 SPECIFICATIONS

                              (See attached sheets)

                        o  Model 4100 Specification Sheet
                        o  Model 7100 specification Sheet
                        o  Model 3100 Specification Sheet
                        o  Model 3200 Specification Sheet
                        o  Model 3300 Operation Manual

                                    EXHIBIT B

          o International Price List No. 214, Effective April 1, 2005 (See Attached).
          o Distributor Price shall be twenty per cent (20%) off the listed price or in case the training is provided by the Distributor, the net price after deducting the training cost (currently is $2400).
          o Deliveries shall be based on the schedules specified in the purchase orders placed by the Distributor and accepted and confirmed by EST.